Exhibit 99.1

FOR IMMEDIATE RELEASE

(Unaudited. All amounts in Canadian dollars and presented in accordance with U.S. GAAP.)

Tim Hortons Inc. growth initiatives contribute to

increased same-store sales in fourth quarter 2012

Quarterly dividend increased 23.8% to $0.26 per common share;

New share repurchase program of up to $250 million announced

Financial & Sales Highlights

Performance	Q4 2012	Q4 2011	% Change	2012 Full Year	2011 Full Year	% Change
Total revenues	$811.6	$779.8	4.1%	$3,120.5	$2,853.0	9.4%
Operating income	$150.4	$152.8	(1.6)%	$594.5	$569.5	4.4%
Adjusted operating income (1)	$157.4	$150.8	4.4%	$604.7	$567.8	6.5%
Effective tax rate	28.9%	28.7%		27.7%	29.0%
Net income attributable to THI	$100.3	$103.0	(2.5)%	$402.9	$382.8	5.2%
Diluted earnings per share attributable to THI (“EPS”) (2)	$0.65	$0.65	0.2%	$2.59	$2.35	9.9%
Fully diluted shares	154.1	158.4	(2.7)%	155.7	162.6	(4.3)%

(All numbers in millions, except EPS and effective tax rate. All numbers rounded.)

(1)	Adjusted operating income is a non-GAAP measure. Refer to “Information on non-GAAP Measure” and the reconciliation information in this release for details of reconciling items.

(2)	The impact of corporate reorganization expenses on EPS was $0.05 in Q4 2012 and $0.10 in fiscal 2012.

Same-Store Sales Growth (3)	Q4 2012	Q4 2011	2012 Full Year	2011 Full Year
Canada	2.6%	5.5%	2.8%	4.0%
U.S.	3.2%	7.2%	4.6%	6.3%

(3)	Includes average same-store sales at Franchised and Company-operated locations open for 13 months or more. Substantially all of our restaurants are franchised.

Highlights

—	Continued same-store sales growth in both the Canada and U.S. segments in a challenging economic climate

—	Favourable guest response to Panini sandwiches and single-serve coffee

—	Operating income and EPS impacted by corporate reorganization expenses of $9.0 million in Q4 ($0.05 per share) and $18.9 million in fiscal year 2012 ($0.10 per share)

—	EPS growth of 9.9% in fiscal year 2012

—	Dividend payout range raised and quarterly dividend increased 23.8% to $0.26 per common share

—	New share repurchase program of up to $250 million announced

—	2013 performance and financial targets announced

OAKVILLE, ONTARIO, (February 21st, 2013): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced results for the fourth quarter and fiscal year ended December 30th, 2012.

“Menu innovation and other strategic initiatives helped contribute to our growth in the fourth quarter, as shown by improvements in same-store sales growth rates compared to the previous quarter. Economic and operating conditions remain challenging. We are focused on leveraging our unique brand position, menu innovation, marketing and operational initiatives to help respond to the operating environment and continue to grow our business,” said Paul House, executive chairman, president and CEO.

Consolidated Results

All percentage increases and decreases represent year-over-year changes for the fourth quarter of 2012 compared to the fourth quarter of 2011, unless otherwise noted.

Our systemwide sales(4) increased 6.4% on a constant currency basis. This growth resulted from new restaurant development in Canada and the U.S., and from same-store sales growth of 2.6% in Canada, and 3.2% in the U.S.

Total revenues increased 4.1% to $811.6 million, compared to $779.8 million a year earlier. Revenue growth was below systemwide sales growth mainly because its largest component, distribution sales, increased at a more modest rate of 3.0% due primarily to lower commodity costs which we passed on to our restaurant owners and are therefore reflected in lower cost of sales. Distribution sales benefited from a higher number of system restaurants and continued same-store sales growth.

Variable interest entities (“VIEs”) sales were 8.5% higher due to an increase in the number of non-owned restaurants that were consolidated for accounting purposes, primarily in the U.S., and due to same-store sales growth at existing consolidated restaurants. Rents and royalties grew by 4.8%, driven by systemwide sales growth. Franchise fees grew 1.7%, due to a higher number of renovations during the quarter, offset by fewer resales and standard restaurant sales.

Total costs and expenses were up 5.5% in the fourth quarter, with the majority of the increase attributable to growth in cost of sales and the corporate reorganization expenses. Systemwide sales growth drove the increase in cost of sales, but was partially offset by reduced commodity costs, particularly coffee.

In the second half of 2012, we began the process of implementing a new organizational structure and realigning roles and responsibilities under that new structure. As a result, we incurred $18.9 million of corporate reorganization expenses in fiscal 2012, including $9.0 million in the fourth quarter, consisting primarily of termination costs and professional fees.

Operating expenses increased by 11.1%, reflecting higher rent and depreciation costs related to the impact of increased restaurant development and renovations, and depreciation related to the digital menu board rollout. Franchise fee costs grew by 6.6%, due to increased renovations and higher support costs related in part to operational initiatives including drive-thru capacity-building programs. General and administrative expenses decreased by 6.7% as a result of several factors including lower performance-based costs, lower salary and benefits as a result of the reorganization, and timing of certain expenses.

Operating income was $150.4 million in the fourth quarter, a decline of 1.6% compared to $152.8 million a year earlier. The decrease was attributable to the corporate reorganization expenses noted above. Adjusted operating income(5) of $157.4 million, which excludes the impact of the corporate reorganization expenses, was up 4.4%, in line with revenue growth. (Please refer to “Information on non-GAAP Measure” below for a reconciliation of adjusted operating income to operating income, the nearest GAAP measure.)

Net income attributable to Tim Hortons Inc. was $100.3 million, a decrease of 2.5% compared to $103.0 million last year. The decrease was largely the result of lower operating income, as noted above, and higher net interest expense.

EPS of $0.65 was flat compared to the fourth quarter of last year, with the previously noted corporate reorganization expenses reducing EPS by approximately $0.05. The decline in net income attributable to THI was offset by the positive, cumulative impact of our share repurchase programs. We had 2.7% fewer average fully diluted common shares outstanding in the fourth quarter compared to the same period last year.

For the full year, systemwide sales(4) increased 6.9% in 2012 on a constant currency basis. Total revenues rose 9.4% to $3.12 billion compared to $2.85 billion last year. Operating income was $594.5 million, up 4.4% from $569.5 million in 2011. Adjusted operating income(5) grew 6.5% to $604.7 million. (Please refer to “Information on Non-GAAP Measure” below for a reconciliation of adjusted operating income to operating income, the nearest GAAP measure.) Net income attributable to THI in 2012 was up 5.2% to $402.9 million.

EPS for the full year was $2.59, representing growth of 9.9%. Our 2012 earnings outlook communicated in February 2012 of $2.65 to $2.75 per share did not contemplate the $0.10 per share corporate reorganization charge taken during the fiscal year. Full-year EPS benefited from 4.3% fewer shares in 2012 due to our share repurchase program. The effective tax rate for the full year was 27.7% compared to 29.0% last year, with the reduction contributing to EPS growth.

Segmented Performance Commentary

We delivered same-store sales growth of 2.6% in Canada and 3.2% in the U.S. in the fourth quarter, building on robust same-store sales growth of 5.5% in Canada and 7.2% in the U.S. in the fourth quarter of 2011. Challenging macro-economic conditions and the resulting intensified competitive environment continued in the quarter.

In both markets, same-store sales benefited marginally from the timing of New Year’s Eve and New Year’s Day, which tend to be slower sales days, and which both occurred in the fourth quarter last year but this year fell in the first quarter of fiscal 2013.

Canada

The 2.6% increase in same-store sales in Canada was driven by a higher average cheque due primarily to favourable product mix, highlighted by the launch of Panini sandwiches and single-serve coffee products, as well as promotions of specialty hot drinks and holiday lattes. To a lesser extent, pricing also had a positive impact. These factors more than offset a decline in same-store transactions. Systemwide transactions continued to increase, reflecting growth from our ongoing development of new restaurants.

We opened 74 restaurants in Canada in the fourth quarter, the majority of which were standard format locations.

Operating income in our Canadian segment was $163.7 million in the fourth quarter, an increase of 2.7% compared to $159.4 million a year earlier. The increase was due primarily to growth in systemwide sales, which led to higher rents and royalties and distribution income, partially offset by a decrease in franchise fee income. In the fourth quarter of 2011, operating income benefited from a gain on a property disposition which did not recur this year.

In 2012, on a full-year basis, same-store sales growth of 2.8% in the Canadian segment was slightly below our previously stated target range of 3% to 5%. We believe the economic conditions and resulting intensified competitive environment were a factor, and that initiatives currently underway, including menu innovation and efforts to increase restaurant capacity, will help address these challenges. We opened 159 restaurants in 2012, within our targeted range of 155-175 openings. The Canadian segment delivered operating income of $637.3 million, an increase of 4.9% over 2011.

United States

The U.S. segment had same-store sales growth of 3.2%. The overall increase was largely attributable to gains in average cheque due to pricing, with same-store transactions showing slightly positive growth.

We opened 54 restaurants in the U.S. during the quarter, including 29 standard and 23 non-standard full-serve locations and 2 self-serve kiosks.

Operating income in the U.S. segment was $4.7 million, a decrease of $0.9 million. Strong systemwide sales growth led to an increase in rent, royalty and distribution revenues, but this was more than offset by higher operating costs and relief associated mainly with previously opened restaurants, as well as higher general and administrative expenses to support the growth of the business.

On a full-year basis, we grew same-store sales in the U.S. segment by 4.6%, within our targeted range of 4% to 6% growth. We opened 98 new locations in the U.S. in 2012, comprised of 44 standard full-serve restaurants, 41 full-serve non-standard locations and 13 self-serve kiosks. We had targeted 80 to 100 full-serve restaurants. Operating income for the segment was $16.5 million in 2012, an increase of 9.3% over the prior year.

Internationally, through our master licensee in the Gulf Cooperation Council, we opened 6 restaurants in the fourth quarter, and 19 locations for the full year. At year-end, we had 24 restaurants in the GCC.

Corporate Developments

Reorganization and CEO Succession Update

The Company has made significant progress in both its reorganization and CEO succession processes. We expect to have substantially completed realigning roles and responsibilities within our new structure by the end of the first quarter of 2013. At the same time, the Board has made significant progress in its external CEO search. Although the process is not yet complete, the Board currently anticipates appointing a new CEO by early summer.

While the majority of the costs associated with the reorganization were recognized in fiscal 2012, an additional charge of approximately $9 million is expected to be incurred in the first quarter of fiscal 2013. We believe that the new structure will facilitate the execution of strategic initiatives as we continue to grow our business and streamline decision-making across the Company. We also believe that the new structure will create scalability for future growth and reduce our cost structure relative to what it otherwise would have been had we not undertaken the reorganization.

Quarterly dividend payment increased 23.8% to $0.26 per common share and target payout range raised

The Board of Directors has approved an increase in the targeted dividend payout range to 35%-40% of prior-year normalized net income attributable to Tim Hortons Inc., reflecting its continued confidence in the Company’s ability to generate strong cash flows. Accordingly, the Board has increased the quarterly dividend by approximately 23.8%, to $0.26 per common share, payable on March 19th, 2013 to shareholders of record as of the close of business on March 4th, 2013. The payment of future dividends and our targeted payout range remain subject to Board approval. Dividends declared will be paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. shareholders, dividends paid will be converted to U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by Clearing and Depository Services Inc. for beneficial shareholders.

New share repurchase program of up to $250 million announced

Tim Hortons has obtained regulatory approval from the Toronto Stock Exchange (“TSX”) to commence a new share repurchase program for up to $250 million in common shares, not to exceed the regulatory maximum of 15,239,531 shares, representing 10% of the Company’s public float as of February 14th, 2013, as defined under TSX rules. This normal course issuer bid is planned to commence on February 26th, 2013 and to expire on February 25th, 2014.

Subject to the negotiation and execution of a broker agreement, the Company’s common shares will be purchased under the program through a combination of a 10b5-1 automatic trading plan as well as at management’s discretion in compliance with regulatory requirements, and given market, cost and other considerations.

Repurchases will be made through the facilities of the TSX (and/or other Canadian marketplaces), the New York Stock Exchange (“NYSE”), or by such other means as may be permitted by the TSX and/or the NYSE, and under applicable laws, including private agreements permitted under issuer bid exemption orders issued by a securities regulatory authority in Canada. Purchases made by way of private agreements under an issuer bid exemption order issued by a securities regulatory authority will be at a discount to the prevailing market price, as provided in the exemption order.

There can be no assurance as to the precise number of shares that will be repurchased under the share repurchase program, or the aggregate dollar amount of the shares purchased. Tim Hortons may discontinue purchases at any time, subject to compliance with applicable regulatory requirements. Shares purchased pursuant to the share repurchase program will be cancelled.

The maximum number of shares that may be purchased during any trading day may not exceed 25% of the average daily trading volume on the TSX, excluding purchases made by Tim Hortons, based on the previous six completed calendar months, for a daily total of 122,790 common shares. This limit, for which there are permitted exceptions, is determined in accordance with regulatory requirements. Under the 2012 program, Tim Hortons purchased 3,899,078 shares at a weighted average price of $51.29. As of February 14th, 2013, we had 153,404,839 common shares outstanding.

2013 Outlook

“In accordance with our strategic roadmap, in 2013 we plan to make balanced, targeted investments to support the continued growth of the business and help address the impact of a challenging economic environment,” said Paul House, executive chairman, and president and CEO.

The Company has established the following 2013 performance targets:

—	Diluted earnings per share (EPS) of $2.87 to $2.97

—

Items not incorporated into our fiscal 2013 financial outlook include the approximately $9 million of reorganization costs expected to be incurred in the first quarter, as well as further costs we expect to incur during 2013 related to the transition to a new CEO, the amount and timing of which are not yet determinable.

—	2013 same-store sales growth of 2% to 4% in Canada and 3% to 5% in the U.S.

—

We have experienced weakness in same-store sales growth thus far in 2013, due mainly to a continued challenging economic environment and the resulting intensified competitive environment, and unfavourable weather conditions. We expect weaker same-store sales growth in the first quarter due to these factors and strong prior-year comparables, as same-store sales growth rates in the first quarter of 2012 were 5.2% in Canada and 8.5% in the U.S.

—	A total of 250 to 290 restaurant openings, including:

—	160 to 180 restaurant openings in Canada

—	70 to 90 full-serve restaurant openings in the U.S.

—	Approximately 20 restaurant openings in the Gulf Cooperation Council

—	Capital expenditures between $250 million to $300 million.

—

Our increased level of capital expenditures in fiscal 2013 reflects more contemporary design elements. These design elements will be applied to our continued restaurant development activity in both Canada and the U.S., and our share of investments of approximately 300 renovations in Canada. Additionally, we intend to implement drive-thru initiatives, such as order station relocations, double-orders stations, and double-lane drive-thrus, at more than 1,000 locations in Canada. We also continue to invest in both technology initiatives and in our distribution facilities to support business growth.

—	In addition, our Canadian advertising fund will be investing up to $50 million to continue the exterior menu board program at our Canadian drive-thru locations.

—	Effective tax rate of approximately 28%.

The operational objectives and financial outlook (collectively, “targets”) are for 2013 only, are forward-looking, and are based on our expectations and outlook and shall be effective only as of the date the targets were originally issued. The targets established for 2013 are based on accounting, tax and/or other regulatory or legislative rules in place at the time the targets were issued. The impact of future changes in accounting, tax and/or other regulatory or legislative rules that may or may not become effective in fiscal 2013, changes to our share repurchase activities, and accounting, tax, audit or other matters not contemplated at the time the targets were established that could affect our business, are not included in the determination of these targets.

Except as required by applicable securities laws, we do not intend to update our annual targets. These targets and our performance generally are subject to various risks and uncertainties (“risk factors”) which may impact future performance and our achievement of these targets. Refer to our safe harbor statement, which incorporates by reference our “risk factors,” set forth at the end of this release, and our Annual Report on Form 10-K for 2011 filed on February 28th, 2012, our Quarterly Report on Form 10-Q filed on November 8th, 2012, and our Annual Report on Form 10-K for 2012 (expected to be filed on or about February 21st, 2013).

Annual Meeting of Shareholders

The Board of Directors has set a record date of March 12th, 2013 for the annual meeting of shareholders. The meeting will be held on Thursday, May 9th at 10:30 a.m. EDT at the Westin Harbour Castle, 1 Harbour Square, in Toronto, Ontario.

Tim Hortons conference call today at 2:30 p.m. (EST) Thursday, February 21st, 2013

Tim Hortons will host a conference call today to discuss fourth quarter and fiscal year 2012 results, scheduled to begin at 2:30 p.m. (EST). The dial-in number is (416) 641-6712 or (800) 773-0497. No access code is required. A simultaneous web cast of the call, including presentation material, will be available at www.timhortons-invest.com. A replay of the call will be available until February 28th, 2013 and can be accessed at (416) 626-4100 or (800) 558-5253. The call replay reservation number is 21648038. The call and presentation material will also be archived for a period of one year in the Events and Presentations section of the Company’s investor website.

Safe Harbor Statement

Certain information in this news release, particularly information regarding future economic performance, finances, and plans, expectations and objectives of management, and other information, constitutes forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We refer to all of these as forward-looking statements. Various factors including competition in the quick service segment of the food service industry, general economic conditions and others described as “risk factors” in the Company’s 2011 Annual Report on Form 10-K filed February 28th, 2012, our Quarterly Report on Form 10-Q filed on November 8th, 2012, and our 2012 Annual Report on Form 10-K expected to be filed on or about February 21st, 2013 with the U.S. Securities and Exchange Commission and Canadian Securities Administrators, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. As such, readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as to management’s expectations as of the date hereof.

Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: the absence of an adverse event or condition that damages our strong brand position and reputation; the absence of a material increase in competition or in volume or type of competitive activity within the quick service restaurant segment of the food service industry; general worldwide economic conditions; cost and availability of commodities; the ability to retain our senior management team or the inability to attract and retain new qualified personnel; continuing positive working relationships with the majority of the Company’s restaurant owners; the absence of any material adverse effects arising as a result of litigation; and there being no significant change in the Company’s ability to comply with current or future regulatory requirements.

We are presenting this information for the purpose of informing you of management’s current expectations regarding these matters, and this information may not be appropriate for any other purpose. We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law. Please review the Company’s Safe Harbor Statement at www.timhortons.com/en/about/safeharbor.html.

(4) Total systemwide sales growth includes restaurant level sales at both Franchised and Company-operated restaurants. Approximately 99.5% of our consolidated system was franchised as at December 30th, 2012. Systemwide sales growth is determined using a constant exchange rate where noted, to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the fourth quarter of 2012, systemwide sales on a constant currency basis increased 6.4% compared to the fourth quarter of 2011. Full-year systemwide sales increased 6.9% in 2012 on a constant currency basis. Systemwide sales are important to understanding our business performance as they impact our franchise royalties and rental income, as well as our distribution income. Changes in systemwide sales are driven by changes in same-store sales and changes in the number of systemwide restaurants, and are ultimately driven by consumer demand.

We believe systemwide sales and same-store sales growth provide meaningful information to investors regarding the size of our system, the overall health and financial performance of the system, and the strength of our brand and restaurant owner base, which ultimately impacts our consolidated and segmented financial performance. Franchised restaurant sales are not generally included in our Consolidated Financial Statements (except for certain non-owned restaurants consolidated in accordance with applicable accounting rules); however, franchised restaurant sales result in royalties and rental revenues, which are included in our franchise revenues, and also supports growth in distribution sales.

(5) Information on non-GAAP Measure

Adjusted operating income is a non-GAAP measure. See below reconciliations for adjusting items to calculate adjusted operating income. Management uses adjusted operating income to assist in the evaluation of year-over-year performance, and believes that it will be helpful to investors as a measure of underlying growth rates. This non-GAAP measure is not intended to replace the presentation of our financial results in accordance with GAAP. The Company’s use of the term adjusted operating income may differ from similar measures reported by other companies. The reconciliation of operating income, a GAAP measure, to adjusted operating income, a non-GAAP measure, is set forth in the table below:

Reconciliation of Adjusted Operating Income

	Q4 2012	Q4 2011	FY 2012	FY 2011
Operating income	$150.4	$152.8	$594.5	$569.5
Add: Corporate Reorganization expenses	9.0	–	18.9	–
Add: CEO Separation Agreement	–	–	–	6.3
Less: Amortization of Maidstone Bakeries supply agreement	(2.1)	(2.1)	(8.3)	(8.3)
Less/Add: Net asset impairment and closure costs (recovery)	–	–	(0.4)	0.4

Adjusted operating income(i)	$157.4	$150.8	$604.7	$567.8

All numbers rounded

(i)	Includes operating income for consolidated non-owned restaurants and from the advertising fund of $1.8 million and $1.1 million in the fourth quarters of 2012 and 2011, respectively, and $6.9 million and $3.5 million in fiscal 2012 and 2011, respectively.

Tim Hortons Inc. Overview

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, espresso-based hot and cold specialty drinks including lattes, cappuccinos and espresso shots, specialty teas, fruit smoothies, home-style soups, fresh Panini and classic sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of December 30th, 2012, Tim Hortons had 4,264 systemwide restaurants, including 3,436 in Canada, 804 in the United States and 24 in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.

For Further information:

Investors: Scott Bonikowsky, (905) 339-6186 or investor_relations@timhortons.com

Media: Alexandra Cygal, (905) 339-5960 or cygal_alexandra@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands of Canadian dollars, except share and per share data)

(Unaudited)

	Fourth quarter ended
	December 30, 2012	January 1, 2012	$ Change	% Change
REVENUES
Sales	$570,044	$548,147	$21,897	4.0%
Franchise revenues
Rents and royalties	200,277	191,042	9,235	4.8%
Franchise fees	41,278	40,600	678	1.7%

	241,555	231,642	9,913	4.3%

TOTAL REVENUES	811,599	779,789	31,810	4.1%

COSTS AND EXPENSES
Cost of sales	502,296	484,728	17,568	3.6%
Operating expenses	73,882	66,494	7,388	11.1%
Franchise fee costs	39,485	37,031	2,454	6.6%
General and administrative expenses	39,877	42,735	(2,858)	(6.7%)
Equity income	(3,637)	(3,566)	(71)	2.0%
Corporate reorganization expenses	9,032	0	9,032	n/m
Other (income) expense, net	260	(481)	741	n/m

TOTAL COSTS AND EXPENSES, NET	661,195	626,941	34,254	5.5%

OPERATING INCOME	150,404	152,848	(2,444)	(1.6%)

Interest expense	(8,652)	(7,754)	(898)	11.6%
Interest income	1,102	862	240	27.8%

INCOME BEFORE INCOME TAXES	142,854	145,956	(3,102)	(2.1%)

Income taxes	41,258	41,861	(603)	(1.4%)

Net income	101,596	104,095	(2,499)	(2.4%)
Net income attributable to noncontrolling interests	1,255	1,142	113	9.9%

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$100,341	$102,953	($2,612)	(2.5%)

Basic earnings per common share attributable to Tim Hortons Inc.	$0.65	$0.65	$0.00	0.1%

Diluted earnings per common share attributable to Tim Hortons Inc.	$0.65	$0.65	$0.00	0.2%

Weighted average number of common shares outstanding (in thousands) - Basic	153,713	157,948	(4,235)	(2.7%)

Weighted average number of common shares outstanding (in thousands) - Diluted	154,142	158,447	(4,305)	(2.7%)

Dividends per common share	$0.21	$0.17	$0.04

n/m - not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

(Unaudited)

	Year ended
	December 30, 2012	January 1, 2012	$ Change	% Change
REVENUES
Sales	$2,225,659	$2,012,170	$213,489	10.6%
Franchise revenues
Rents and royalties	780,992	733,217	47,775	6.5%
Franchise fees	113,853	107,579	6,274	5.8%

	894,845	840,796	54,049	6.4%

TOTAL REVENUES	3,120,504	2,852,966	267,538	9.4%

COSTS AND EXPENSES
Cost of sales	1,959,416	1,774,107	185,309	10.4%
Operating expenses	287,652	259,098	28,554	11.0%
Franchise fee costs	116,644	104,884	11,760	11.2%
General and administrative expenses	158,476	161,444	(2,968)	(1.8%)
Equity income	(14,693)	(14,354)	(339)	2.4%
Corporate reorganization expenses	18,874	0	18,874	n/m
Asset impairment and closure costs, net	(372)	372	(744)	n/m
Other (income) expense, net	(18)	(2,060)	2,042	n/m

TOTAL COSTS AND EXPENSES, NET	2,525,979	2,283,491	242,488	10.6%

OPERATING INCOME	594,525	569,475	25,050	4.4%

Interest expense	(33,709)	(30,000)	(3,709)	12.4%
Interest income	3,296	4,127	(831)	(20.1%)

INCOME BEFORE INCOME TAXES	564,112	543,602	20,510	3.8%

Income taxes	156,346	157,854	(1,508)	(1.0%)

Net income	407,766	385,748	22,018	5.7%
Net income attributable to noncontrolling interests	4,881	2,936	1,945	66.2%

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$402,885	$382,812	$20,073	5.2%

Basic earnings per common share attributable to Tim Hortons Inc.	$2.60	$2.36	$0.24	10.0%

Diluted earnings per common share attributable to Tim Hortons Inc.	$2.59	$2.35	$0.24	9.9%

Weighted average number of common shares outstanding (in thousands) - Basic	155,160	162,145	(6,985)	(4.3%)

Weighted average number of common shares outstanding (in thousands) - Diluted	155,676	162,597	(6,921)	(4.3%)

Dividends per common share	$0.84	$0.68	$0.16

n/m - not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands of Canadian dollars)

	As at
	December 30, 2012	January 1, 2012
	(Unaudited)

ASSETS

Current assets
Cash and cash equivalents	$120,139	$126,497
Restricted cash and cash equivalents	150,574	130,613
Accounts receivable, net	171,605	173,667
Notes receivable, net	7,531	10,144
Deferred income taxes	7,142	5,281
Inventories and other, net	107,000	136,999
Advertising fund restricted assets	45,337	37,765

Total current assets	609,328	620,966

Property and equipment, net	1,553,308	1,463,765

Intangible assets, net	3,674	4,544

Notes receivable, net	1,246	3,157

Deferred income taxes	10,559	12,197

Equity investments	41,268	43,014

Other assets	64,796	56,307

Total assets	$2,284,179	$2,203,950

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands of Canadian dollars, except share and per share data)

	As at
	December 30, 2012	January 1, 2012
	(Unaudited)

LIABILITIES AND EQUITY

Current liabilities
Accounts payable	$169,762	$177,918
Accrued liabilities
Salaries and wages	21,477	23,531
Taxes	8,391	26,465
Other	197,871	179,315
Deferred income taxes	197	0
Advertising fund liabilities	44,893	59,420
Current portion of long-term obligations	20,781	10,001

Total current liabilities	463,372	476,650

Long-term obligations
Long-term debt	359,471	352,426
Long-term debt - Advertising fund	46,849	0
Capital leases	104,383	94,863
Deferred income taxes	10,399	4,608
Other long-term liabilities	109,614	120,970

Total long-term obligations	630,716	572,867

Commitments and contingencies

Equity
Equity of Tim Hortons Inc.
Common shares
$2.84 stated value per share, Authorized: unlimited shares, Issued: 153,404,839 and 157,814,980 shares, respectively	435,033	447,558
Common shares held in Trust, at cost: 316,923 and 277,189 shares, respectively	(13,356)	(10,136)
Contributed surplus	10,970	6,375
Retained earnings	893,619	836,968
Accumulated other comprehensive loss	(139,028)	(128,217)

Total equity of Tim Hortons Inc.	1,187,238	1,152,548
Noncontrolling interests	2,853	1,885

Total equity	1,190,091	1,154,433

Total liabilities and equity	$2,284,179	$2,203,950

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands of Canadian dollars)

	Year ended
	December 30, 2012	January 1, 2012
	(Unaudited)

CASH FLOWS PROVIDED FROM (USED IN) OPERATING ACTIVITIES
Net income	$407,766	$385,748
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	132,167	115,869
Asset impairment	0	1,850
Stock-based compensation expense	11,862	17,323
Deferred income taxes	5,065	(5,433)
Changes in operating assets and liabilities
Restricted cash and cash equivalents	(20,182)	(63,264)
Accounts receivable	(1,346)	2,099
Inventories and other	33,415	(32,057)
Accounts payable and accrued liabilities	6,692	349
Taxes	(18,065)	(39,197)
Other, net	1,913	8,180

Net cash provided from operating activities	559,287	391,467

CASH FLOWS (USED IN) PROVIDED FROM INVESTING ACTIVITIES
Capital expenditures	(186,777)	(176,890)
Capital expenditures - Advertising Fund	(49,031)	(4,377)
Proceeds from sale of restricted investments	0	38,000
Other investing activities	(6,400)	(9,460)

Net cash (used in) investing activities	(242,208)	(152,727)

CASH FLOWS (USED IN) PROVIDED FROM FINANCING ACTIVITIES
Repurchase of common shares	(225,200)	(572,452)
Dividend payments to common shareholders	(130,509)	(110,187)
Distributions, net to noncontrolling interests	(3,913)	(6,692)
Net proceeds from debt	51,850	3,699
Principal payments on long-term debt obligations	(7,710)	(8,586)
Other financing activities	(6,885)	6,398

Net cash (used in) financing activities	(322,367)	(687,820)

Effect of exchange rate changes on cash	(1,070)	1,223

Decrease in cash and cash equivalents	(6,358)	(447,857)

Cash and cash equivalents at beginning of year	126,497	574,354

Cash and cash equivalents at end of year	$120,139	$126,497

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(in thousands of Canadian dollars)

	Fourth quarter ended
	December 30, 2012	January 1, 2012
	(Unaudited)
REVENUES (1)
Canada	$675,211	$649,380
U.S.	44,944	48,147

Total reportable segments	720,155	697,527
Variable interest entities	91,444	82,262

Total	$811,599	$779,789

OPERATING INCOME
Canada	$163,677	$159,406
U.S.	4,732	5,614

Total reportable segments	168,409	165,020
Variable interest entities	1,800	1,148
Corporate charges (2)(3)	(19,805)	(13,320)

Consolidated operating income	150,404	152,848
Interest, net	(7,550)	(6,892)

Income before income taxes	$142,854	$145,956

(1)	Inter-segment revenues have been eliminated.
(2)

Corporate charges include certain overhead costs which are not allocated to individual business segments, the impact of certain foreign currency exchange gains and losses, and the net operating results from the Company’s Irish, United Kingdom and Gulf Cooperation Council international operations, which continue to be managed corporately.

(3)	Includes $9.0 million in the fourth quarter of 2012 of corporate reorganization expenses.

	Fourth quarter ended
	December 30, 2012	January 1, 2012	$ Change	% Change
	(Unaudited)
Sales is comprised of:
Distribution sales	$474,438	$460,465	$13,973	3.0%
Company-operated restaurant sales	6,515	5,598	917	16.4%
Sales from variable interest entities	89,091	82,084	7,007	8.5%

Total Sales	$570,044	$548,147	$21,897	4.0%

	Fourth quarter ended
	December 30, 2012	January 1, 2012	$ Change	% Change
	(Unaudited)
Cost of sales is comprised of:
Distribution cost of sales	$416,875	$407,472	$9,403	2.3%
Company-operated restaurant cost of sales	7,038	6,168	870	14.1%
Cost of sales from variable interest entities	78,383	71,088	7,295	10.3%

Total Cost of sales	$502,296	$484,728	$17,568	3.6%

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(in thousands of Canadian dollars)

	Year ended
	December 30, 2012	January 1, 2012
	(Unaudited)
REVENUES (1)
Canada	$2,610,886	$2,413,435
U.S.	165,989	156,513

Total reportable segments	2,776,875	2,569,948
Variable interest entities	343,629	283,018

Total	$3,120,504	$2,852,966

OPERATING INCOME
Canada	$637,262	$607,749
U.S. (2)	16,506	15,106

Total reportable segments	653,768	622,855
Variable interest entities (3)	6,876	3,531
Corporate charges (4)	(66,119)	(56,911)

Consolidated operating income	594,525	569,475
Interest, net	(30,413)	(25,873)

Income before income taxes	$564,112	$543,602

(1)	Inter-segment revenues have been eliminated.
(2)

Fiscal 2011 includes asset impairment charges of $1.0 million which primarily reflected real estate values then current in the Company’s Portland market, and the reversal of approximately $1.5 million of accrued closure costs upon the substantial conclusion of closure activities related to the Company’s New England markets. Both items are included in Asset impairment and closure costs, net in the Consolidated Statement of Operations.

(3)	Includes an asset impairment charge of $0.9 million in fiscal 2011 related to VIEs in the Portland market.
(4)

Corporate charges include certain overhead costs which are not allocated to individual business segments, the impact of certain foreign currency exchange gains and losses, and the net operating results from the Company’s Irish, United Kingdom and Gulf Cooperation Council international operations, which continue to be managed corporately. In fiscal 2012, corporate charges include $18.9 million of corporate reorganization expenses and, in fiscal 2011, $6.3 million of severance charges, advisory fees, and related costs and expenses related to the separation agreement with our former President and Chief Executive Officer.

	Year ended
	December 30, 2012	January 1, 2012	$ Change	% Change
	(Unaudited)
Sales is comprised of:
Distribution sales	$1,860,683	$1,705,692	$154,991	9.1%
Company-operated restaurant sales	26,970	24,094	2,876	11.9%
Sales from variable interest entities	338,006	282,384	55,622	19.7%

Total Sales	$2,225,659	$2,012,170	$213,489	10.6%

	Year ended
	December 30, 2012	January 1, 2012	$ Change	% Change
	(Unaudited)
Cost of sales is comprised of:
Distribution cost of sales	$1,633,169	$1,503,235	$129,934	8.6%
Company-operated restaurant cost of sales	28,857	24,720	4,137	16.7%
Cost of sales from variable interest entities	297,390	246,152	51,238	20.8%

Total Cost of sales	$1,959,416	$1,774,107	$185,309	10.4%

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANT COUNT

	As at December 30, 2012	As at January 1, 2012	Increase/ (Decrease) From Year End

Canada
Company-operated	18	10	8
Franchised - standard and non-standard	3,294	3,166	128
Franchised - self-serve kiosks	124	119	5

Total	3,436	3,295	141

% Franchised	99.5%	99.7%

U.S.
Company-operated	4	8	(4)
Franchised - standard and non-standard	621	542	79
Franchised - self-serve kiosks	179	164	15

Total	804	714	90

% Franchised	99.5%	98.9%

International (Gulf Cooperation Council) Franchised - standard and non-standard	24	5	19

Total	24	5	19

% Franchised	100.0%	100.0%

Total system
Company-operated	22	18	4
Franchised - standard and non-standard	3,939	3,713	226
Franchised - self-serve kiosks	303	283	20

Total	4,264	4,014	250

% Franchised	99.5%	99.6%

TIM HORTONS INC. AND SUBSIDIARIES

Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to restaurant owners as part of the establishment of their restaurant’s business—see “Franchise fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants or retailers for which we manage the supply chain logistics, which we include in distribution sales. Sales also include sales from Company-operated restaurants and sales from Non-owned restaurants that are consolidated pursuant to applicable accounting rules. The consolidation of Non-owned restaurants essentially replaces our rents and royalties with restaurant sales, which are included in variable interest entity (“VIE”) sales.

Rents and royalties	Includes royalties and rental revenues earned, net of relief, and certain advertising levies associated with our Canadian Advertising Fund relating primarily to the Expanded Menu Board Program.

Franchise fees	Includes license fees and equipment packages, at initiation of a restaurant and in connection with the renewal or renovation, and revenues related to master license agreements.

Cost of sales	Includes costs associated with our distribution business, consisting of cost of goods sold, direct labour and depreciation, as well as the cost of goods delivered by third-party distributors to the restaurants for which we manage the supply chain logistics, and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs for Company-operated restaurants and consolidated Non-owned restaurants.

Operating expenses	Includes rent expense related to properties leased to restaurant owners and other property-related costs including depreciation. Also included are certain operating expenses related to our distribution business such as order entry system connectivity costs and utilities and product development costs.

Franchise fee costs	Includes the cost of equipment sold to restaurant owners at the commencement or in connection with the renovation of their restaurant business, including training and other costs necessary to assist with a successful restaurant opening, and/or the introduction of our Cold Stone Creamery® co-branding offering into existing locations. Also includes support costs related to project-related and/or operational initiatives.

General and administrative expenses	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, depreciation of head office buildings and office equipment, and the majority of our information technology systems.

Corporate reorganization expenses	Includes termination costs and professional fees related to the implementation of our new Corporate Centre and Business Unit organizational structure, as well as CEO transition costs.

Equity income	Includes income from equity investments in partnerships and joint ventures and other minority investments over which we exercise significant influence. Equity income from these investments is considered to be an integrated part of our business operations and is therefore included in operating income.

Asset impairment and closure costs, net	Represents non-cash charges relating to the impairment of long-lived assets, and costs related to certain restaurant closures resulting from strategic reviews, including any reversals of previously recognized charges deemed no longer required.

Other (income) expense, net	Includes (income) expenses that are not directly derived from the Company’s primary businesses, such as foreign currency adjustments, gains and losses on asset sales, and other asset write-offs.

Net income attributable to noncontrolling interests	Relates to the consolidation of Non-owned restaurants pursuant to applicable accounting rules.